1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Expands Credit Facility
with Bank of America to $45 Million

SANTA ANA, Calif. (May 5, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has modified its existing secured revolving credit facility with Bank of America, National Association. Under terms of the modification, the credit available under the facility expands to $45 million from $25 million. The credit facility may be utilized to fund property acquisitions and for other general corporate purposes.

“The continued support we’re receiving from Bank of America speaks volumes about Grubb & Ellis Healthcare REIT II and the quality of the management team and product we provide to our investors,” said Jeff Hanson, chairman and chief executive officer.

The credit facility matures on July 19, 2012, but may be extended at the option of Grubb & Ellis Healthcare REIT II for an additional year upon meeting certain conditions. The modified credit facility eliminates a previous all-in interest rate floor of five percent and bears interest at a rate equal to LIBOR plus 3.50 percent, down from 3.75 percent.

“Since beginning property acquisitions in March 2010, we have built one of the best performing portfolios among non-traded REITs,” said Danny Prosky, president and chief operating officer. “Our expanded credit line with Bank of America will enable more rapid growth and further strengthen the REIT on behalf of our shareowners.”

As of April 22, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 23,120,666 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $230,681,000 through its initial public offering, which began at the end of the third quarter of 2009.

Grubb & Ellis Healthcare REIT II offers a monthly distribution of 6.5 percent per annum and has made 19 geographically diverse acquisitions comprised of 33 buildings valued at approximately $262 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to management’s ability to execute its business plan and expand our portfolio using the credit facility or to rapidly grow or strengthen the company. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to maintain the credit facility and borrow the funds necessary to acquire properties; our ability to continue our ongoing relationship with Bank of America; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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